Exhibit 99.1

Inverness Medical Innovations, Inc. Extends Exchange Offer Deadline For 8 3/4 % Senior Subordinated Notes Due 2012 To March 23, 2005

Waltham, Massachusetts (March 16, 2005) – Inverness Medical Innovations, Inc. (the “Company”)(AMEX: IMA) today announced that it has extended the expiration of its exchange offer from midnight EST on Thursday, March 17, 2005 to 11:59 p.m. EST on Wednesday, March 23, 2005.  Pursuant to the exchange offer, the Company’s 8 3/4% Senior Subordinated Notes due 2012 which have been registered under the Securities Act of 1933, as amended (the “new notes”), are offered for exchange for the $150 million of outstanding 8 3/4% Senior Subordinated Notes due 2012 which were issued on February 10, 2004 in a transaction exempt from registration (the “old notes”).

As of 5:00 p.m. EST on March 16, 2005, approximately $90,080,000 in aggregate principal amount of the old notes (or approximately 60% of the old notes) had been tendered pursuant to the exchange offer. The exchange offer has been extended in order to allow additional time for the holders of the remaining $59,920,000 aggregate principal amount of the old notes to participate in the exchange offer.

Except for the extension of the expiration date, all other terms, conditions and provisions of the exchange offer remain effective as of the date hereof.

Questions concerning the delivery of appropriate documentation and the old notes should be directed to the exchange agent, U.S. Bank Trust National Association, attention Specialized Financing at (651) 244-8161.

The old notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Inverness Medical Innovations, Inc.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease.  The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by its strong intellectual property portfolio.  The Company is headquartered in Waltham, Massachusetts.